Exhibit 99.1

Thoma Bravo Completes Acquisition of Anaplan

SAN FRANCISCO, June 22, 2022 — Anaplan, Inc., provider of a leading cloud-native platform for orchestrating business performance, today announced the completion of its acquisition by Thoma Bravo, a leading software investment firm, in an all-cash transaction valued at approximately $10.4 billion. The acquisition was previously announced on March 20, 2022 and approved by Anaplan stockholders at the Special Meeting of Stockholders held on June 21, 2022.

Under the terms of the amended merger agreement, Anaplan stockholders will receive $63.75 per share in cash, which represents a premium of approximately 41% to the volume weighted average price of Anaplan’s common stock for the five days ending March 18, 2022, the last trading day prior to the date on which Anaplan publicly announced that it had entered into the original merger agreement. With the completion of the acquisition, Anaplan’s common stock has ceased trading and will no longer be listed on the New York Stock Exchange.

Anaplan also announced that Frank Calderoni is stepping down from his role as Chairman and Chief Executive Officer, and Charles Goodman, an outside advisor to Anaplan, has been appointed Chairman and interim Chief Executive Officer, effective immediately. Goodman has more than 30 years of experience leading technology companies and building profitable businesses, previously serving as the CEO of Instructure, Imperva, Frontline Education, Powerplan, and P2 Energy Solutions.

“Under Frank’s leadership, Anaplan emerged as a market leader in Connected Planning, and I am honored to work with the talented team at Anaplan to build upon this strong foundation as we begin this next chapter as a private company,” said Goodman. “The closing of this transaction represents an important milestone, and we are excited to leverage Thoma Bravo’s extensive expertise as we continue to solidify our leadership position and deliver best-in-class solutions for our customers.”

“Anaplan’s cloud native enterprise planning solution is the best product in a large, important, high growth market,” said Holden Spaht, a Managing Partner at Thoma Bravo. “The future of Anaplan is very bright, and we are excited to partner with Charles and the Anaplan team to continue advancing the Company’s vision and drive sustainable value for all stakeholders. We would also like to thank Frank for his many years of leadership in helping to build Anaplan into the preeminent Connected Planning platform that is well-positioned for continued growth and innovation.”

“After following Anaplan’s success for many years, we are delighted to have the opportunity to work closely with the team to help large, global organizations navigate complex problems in an evolving market environment,” said Tara Gadgil, a Partner at Thoma Bravo. “Anaplan’s modern platform and robust innovation engine enable customers to rethink the way they plan for the future, and we look forward to supporting Anaplan as it continues to be a pioneer in the planning space.”

Advisors

Goldman Sachs & Co. LLC and Qatalyst Partners acted as financial advisors and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisors to Anaplan. Kirkland and Ellis LLP and Cadwalader, Wickersham & Taft LLP served as legal advisors to Thoma Bravo.

About Anaplan

Anaplan is a transformative way to see, plan, and run your business. Using our proprietary Hyperblock™ technology, Anaplan lets you contextualize real-time performance, and forecast future outcomes for faster, confident decisions. Anaplan enables connected strategy and planning across your enterprise to move your business forward. Based in San Francisco, Anaplan has over 200 partners and more than 2,000 customers worldwide. To learn more, visit www.anaplan.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $114 billion in assets under management as of March 31, 2022. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 380 companies representing over $190 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding expectations for Anaplan following its acquisition by Thoma Bravo. If any of these risks or uncertainties materialize, or if any of Anaplan’s assumptions prove incorrect, Anaplan’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with possible disruption to Anaplan’s current plans and operations due to the acquisition, including through the loss of customers and employees. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found in the risks detailed in Anaplan’s filings with the Securities and Exchange Commission, including in its most recent filings on Forms 10-K and 10-Q. All forward-looking statements in this communication are based on information available to Anaplan as of the date of this communication, and Anaplan does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

For Anaplan:

Investor and Press Contact:

Vikram Khosla

vikram.khosla@anaplan.com

For Thoma Bravo:

FGS Global

Liz Micci / Abigail Farr

Liz.Micci@fgsglobal.com / Abigail.farr@fgsglobal.com

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